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                                                     EXHIBIT 99

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                                                     EXHIBIT 99

                                             CMS ENERGY NEWS

Contact:
Kelly M. Farr
(313) 436-9253


DEARBORN, Mich., November 15, 1996--CMS Energy Corporation
(NYSE:CMS) today announced that its principal subsidiary, Consumers Power Company, received a final rate order from the Michigan Public Service Commission (MPSC) in connection with a settlement the Company and the MPSC Staff had previously filed, related to three cases--a general rate case, a depreciation case and a competitive tariff case.

        The MPSC's order adopts most parts of the proposed settlement, but includes several modifications. The key features of the MPSC's order are:

    1. Adoption, as filed, of the recovery in customer rates of the final 325 megawatts of power purchased by the Company from the Midland
    Cogeneration Venture Limited Partnership.

    2. Reaffirmation of the $46.5 million increase in electric rates provided in a February 1996 MPSC partial order rather than the $49.7 million filed in the settlement.

    3. Adoption of the settlement proposal's removal of rate skewing (the subsidization of residential rates by industrial and large commercial customers) in two steps. The first step occurred in February 1996 when the partial order was issued and the second step will be implemented December 1, 1996.

    4. Partial acceptance of the proposed settlement's change in depreciation for certain utility assets which will have the effect of reducing future transition costs.

    5. Expansion of the proposed limited direct access program from 100 mega-watts to 240 megawatts which amounts to about 5% of the Company's commercial and industrial load and 3% of its total load.

    6. Acknowledgement by the MPSC that utility customers should be "responsible for their fair share of costs incurred by changing their status from full-service customers to either retail, wheeling or direct access customers."

    CMS Energy Corporation is a $4 billion (sales), $8 billion (asset) international energy company with businesses engaged in electric and natural gas utility operations; independent power production; natural gas pipeline and storage; gas and electric marketing; and oil and gas exploration and production. CMS Energy Corporation's principal subsidiary is Consumers Power Company, Michigan's largest utility and the nation's fourth largest gas and electric utility.

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Information on CMS Energy is accessible on the Internet through the World Wide
Web at the following address:  http://www.cmsenergy.com/